Exhibit 1.1




November 6, 1998

Board of Directors
Attn: Gregory J. Kries
President & Chief Executive Officer
Oswego County Savings Bank
44 East Bridge Street
Oswego, New York 13126-2117

RE:  Stock Issuance Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and Oswego County Savings Bank ("Oswego County") concerning our Investment Banking Services in connection with the proposed reorganization of Oswego County from the mutual savings bank format into the mutual holding company structure and concurrent minority stock offering.

FBR is prepared to assist Oswego County in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in Oswego County's Plan of Reorganization and Stock Issuance (the "Plan"). The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and Oswego County to be executed prior to mailing of the Offering materials. The price of the shares during the Subscription Offering and Community Offering will be the price established by the Oswego County Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and Oswego County.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

1.   Act as the Financial Advisor to  Oswego County
2.   Create marketing materials and formulate a marketing plan
3. Conduct training for all Directors and Employees concerning the stock offering
4.   Manage Stock Center and staff with FBR personnel
5. Provide general advisory services including capital management strategies, dividend policy and mergers and acquisitions strategies for a period of one year following the completion of the Offering

After the Offering, FBR intends to continue being a market maker and continue coverage of Oswego County through after market support and research.

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of Oswego County, as FBR deems necessary and appropriate. Oswego will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.


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                                                            Mr. Gregory J. Kreis
                                                                November 6, 1998
                                                                     Page 2 of 5




For its services hereunder, FBR will receive the following compensation and reimbursement from Oswego County:

1. A management fee of $20,000 payable as follows; $10,000 upon the signing of this letter and $10,000 upon receiving all regulatory approvals of the Plan and the SEC declares the Registration Statement effective. Should the Plan be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

2. A fixed marketing fee of $100,000. The management fee of $20,000 will be subtracted from the marketing fee.

3. The balance of the foregoing commissions is payable to FBR at closing as defined in the Agreement to be entered into between FBR and Oswego County.

4. FBR shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. These reimbursable expenses including legal fees shall not exceed $50,000.

It is further understood that Oswego County will pay all other expenses of the Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, Oswego County warrants that: (a) Oswego County has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between Oswego County and any NASD member or any person related to or associated with any such member; (c) none of the officers or trustees of Oswego County has any affiliation with the NASD; (d) except as contemplated by this engagement letter with FBR , Oswego County has no financial or management consulting contracts outstanding with any other person; (e) Oswego County has not granted FBR a right of first refusal with respect to the underwriting of any future offering of Oswego County stock; and (f) there has been no intermediary between FBR and Oswego County in connection with the public offering of Oswego County shares, and no person is being compensated in any manner for providing such service.

Oswego County agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions (the "Indemnification Provisions") set forth in Appendix A, and agrees to the other provisions of Appendix A, which is incorporated herein by this reference, regardless of whether the proposed Offering is consummated.

This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs numbered 1-4 above and the indemnity described in Appendix A. While FBR and Oswego County agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between FBR and Oswego County shall be only as set forth in a duly executed Agreement. The indemnification provision described in Appendix A will be superseded by the indemnification provisions of the Agreement entered into by Oswego County and FBR. Such Agreement shall be in the form and content satisfactory to, among other things, there being in FBR's opinion no material adverse change in the condition or operations of Oswego County or no market conditions which might render the sale of the shares by Oswego County hereby contemplated inadvisable.

The validity and interpretation of this agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

                                                            Mr. Gregory J. Kreis
                                                                November 6, 1998
                                                                     Page 3 of 5





Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,





By:    J. Rock Tonkel, Jr.                                  David H. Neiswander

Title: Managing Director                                    Vice President

Date:  November 6, 1998





Agreed and Accepted to this _________ day of _______________, 1998.



Oswego County Savings Bank


By:       ________________________

Title:    _______________________

                                                            Mr. Gregory J. Kreis
                                                                November 6, 1998
                                                                     Page 4 of 5


APPENDIX A


Oswego County agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Oswego County. Oswego County will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence. Oswego County also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Oswego County or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a judgment by an appellate court (or trial court if FBR fails to file a timely appeal) of competent jurisdiction to have resulted primarily from FBR's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against Oswego County pursuant hereto, promptly notify Oswego County in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies Oswego County of the commencement thereof, Oswego County may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall Oswego County be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or condition. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to Oswego County, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party (other than as a result of a judicial determination as to FBR's willful misconduct or gross negligence), Oswego County agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to Oswego County, on the one hand, and FBR on the other hand, of the Offering as contemplated (whether or not the Offering is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Oswego County, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. Oswego County agrees that for the purposes of this paragraph the relative benefits to Oswego County and FBR of the Transactions as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by Oswego County or its shareholders, as the case may be, as a result of or in connection with the Transactions bear to the fees paid or to be paid to FBR under this letter agreement. Notwithstanding the foregoing, Oswego County expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees owed FBR hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

                                                            Mr. Gregory J. Kreis
                                                                November 6, 1998
                                                                     Page 5 of 5



Oswego County agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which this indemnification could be sought under the indemnification provisions of this letter agreement (in which FBR or any other indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Oswego County in which such Indemnified Party is not named as a defendant, Oswego County agrees to promptly reimburse FBR on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, FBR shall also receive from Oswego County cash compensation of $1,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should FBR be required to provide testimony in any formal or informal proceeding regarding the Offering.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, we agree that any judgment or arbitrated award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrated award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

In the event that Oswego County does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonable satisfactory to Oswego County, at Oswego County's expense, to defend such pending or threatened action or claim.

Agreed and Accepted to this _________ day of ________________, 1998.




Oswego County Savings Bank


By:       ________________________

Title:    ________________________